Exhibit 10.4

Amendment No. 1 to Employment Agreement with Ram V. Chary

This Amendment No. 1 to Employment Agreement (the “Amendment”) is entered into on August 5, 2014, by and among, Global Cash Access Holdings, Inc. (together with its successors and assigns, “Holdings”), Global Cash Access, Inc., a Delaware corporation (together with its successors and assigns, the “Company” and together with Holdings being collectively the “Companies”), and Ram V. Chary (“Executive”).

RECITALS

WHEREAS, the Companies and Executive have entered into that certain Employment Agreement dated as of January 27, 2014 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Companies and Executive hereby agree to amend the Agreement as follows:

AMENDMENT

1.                                      Definitions; References; Interpretation.  Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement.  Each reference to this “Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in this Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

2.                                      Amendment.

(a) The following provision is added as Section 4.8 of the Agreement:

“4.8                         Section 280G of the Code.  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments.  Any reduction in the Payments required by this Section will be made in the following order: (A) reduction of cash payments; (B) reduction of accelerated vesting of equity awards other than stock options; (C) reduction of accelerated vesting of stock options; and (D) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of any equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such equity awards.  If two or more equity awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

3.                                      Terms of the Agreement.  Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

4.                                      Conflicting Terms.  In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms and conditions of this Amendment shall govern and control.

5.                                      Entire Agreement.  This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof.  All previous discussions and agreements with respect to the subject matter are superseded by the Agreement and this Amendment.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Employment Agreement as of the date first set forth above.

GLOBAL CASH ACCESS HOLDINGS , INC.

By:	/s/ Miles Kilburn

Name:	Miles Kilburn

Title:	Chairman of the Board

GLOBAL CASH ACCESS, INC.

By:	/s/ Miles Kilburn

Name:	Miles Kilburn

Title:	Chairman of the Board

RAM V. CHARY

/s/ Ram V. Chary
Ram V. Chary